Exhibit 99.1

Quarterly Results from Continuing Operations for Fiscal Year 2010
(Adjusted for the Auto Care Businesses results classified to discontinued operations)

Net Sales
($ millions)	FY10
	Q1		Q2		Q3		Q4		FY10
	As		As		As		As		As
Reportable Segment	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Cleaning	$503	$454	$424	$378	$451	$397	$460	$395	$1,838	$1,624
Household	381	381	334	334	408	408	540	540	1,663	1,663
Lifestyle	200	200	212	212	226	226	226	226	864	864
International	288	268	309	291	281	256	291	268	1,169	1,083

Total Company	$1,372	$1,303	$1,279	$1,215	$1,366	$1,287	$1,517	$1,429	$5,534	$5,234

Earnings (Losses) from Continuing Operations before Income Taxes
($ millions)	FY10
	Q1		Q2		Q3		Q4		FY10
	As		As		As		As		As
Reportable Segment	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Cleaning	$137	$119	$85	$70	$114	$94	$104	$85	$440	$368
Household	55	55	27	27	72	72	136	136	290	290
Lifestyle	66	66	78	78	82	82	77	77	303	303
International	47	43	39	32	47	38	39	31	172	144
Corporate	(61)	(66)	(66)	(70)	(72)	(77)	(81)	(87)	(280)	(300)

Total Company	$244	$217	$163	$137	$243	$209	$275	$242	$925	$805